Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Turning Point Brands, Inc. of our report dated February 19, 2021, relating to the consolidated financial statements of Turning Point Brands, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Turning Point Brands, Inc. for the year ended December 31, 2020.

/s/ RSM US LLP

Greensboro, North Carolina
May 4, 2021